EXHIBIT 5.1

[LETTERHEAD OF CITIGROUP INC.]

April 26, 2007

Citicorp Mortgage Securities, Inc.
1000 Technology Drive
O’Fallon, MO 63368-2240

Re:	CMALT (CitiMortgage Alternative Loan Trust), Series 2007-A4
REMIC Pass-Through Certificates

Ladies and Gentlemen:

This opinion is being provided to you by the undersigned as General Counsel, Finance and Capital Markets, of Citigroup Inc., relating to the Class A and Class B-1, B-2 and B-3 CMALT (CitiMortgage Alternative Loan Trust), Series 2007-A4 REMIC Pass-Through Certificates (the “offered certificates”), of Citicorp Mortgage Securities, Inc., a Delaware corporation (the “Company”). The offered certificates have been registered on a Registration Statement on Form S-3, File No. 333-130333 (the “Registration Statement”), filed December 15, 2005 with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) and declared effective March 7, 2006.

The certificates are being issued pursuant to a Pooling and Servicing Agreement dated as of April 1, 2007 (the “Pooling Agreement”) between the Company, as depositor, CitiMortgage, Inc., a New York corporation, as Servicer and Master Servicer (“CitiMortgage”), U.S. Bank National Association, in its individual capacity and as Trustee, and Citibank, N.A., in its individual capacity and as Paying Agent, Certificate Registrar and Authentication Agent. Terms used but not defined in this opinion have the meanings given to them in or pursuant to the Pooling Agreement.

I (or attorneys under my supervision) have examined the Registration Statement, the Pooling Agreement, and originals or copies, certified or otherwise identified to my satisfaction, of such corporate records of the Company, documents and certificates of public officials, officers and representatives of the Company and other persons, and other documents, agreements and instruments, and have made such investigations of law, as I deemed appropriate as a basis for the opinions

Citicorp Mortgage Securities, Inc.
April 26, 2007

expressed below. In arriving at the opinions expressed below, I have assumed that the signatures on all documents that I examined are genuine.

Based on the foregoing, I am of the opinion that:

1. The Company is a validly existing corporation in good standing under the laws of the State of Delaware.

2. The Pooling Agreement has been duly authorized, executed and delivered by the Company, CitiMortgage, and Citibank, N.A. and, constitutes a valid and legally binding agreement of the Company, CitiMortgage and Citibank, N.A., enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights and by general principles of equity.

3. The offered certificates have been duly authorized, executed, issued, authenticated and delivered, and are legally and validly issued and outstanding, fully paid and nonassessable, and entitled to the benefits provided by the Pooling Agreement.

The opinions expressed above are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware, and the federal laws of the United States of America.

I hereby consent to the use and filing of this opinion on Form 8-K under the Securities Exchange Act of 1934 and its incorporation by reference into the Registration Statement, and to the reference to this opinion under the heading “Legal opinions” in the Prospectus filed in connection with the Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Michael S. Zuckert

Michael S. Zuckert